Investor Contact:	Actel Media Contact:
Jon Anderson Actel Corporation 650/318-4445 jon.anderson@actel.com	Kevin Brett A&R Edelman 650/762-2963 kevin.brett@ar-edelman.com

www.actel.com

For Release: October 16, 2008 @ 1:30 P.M. PDT

ACTEL CORPORATION ANNOUNCES 10% REDUCTION IN FORCE TO IMPROVE OPERATING RESULTS AND PROMOTE
PROFITABILITY

Mountain View, Calif. – October 16, 2008 – Actel Corporation (NASDAQ: ACTL) today announced a 10 percent reduction in force to improve its operating results. Approximately 60 positions were eliminated.

Together with other cost-saving measures to be initiated during the fourth quarter of 2008, the company anticipates that the reduction in force will decrease quarterly operating expenses by approximately $2.5 million. Operating results for the fourth quarter of 2008 will be adversely affected by accounting charges related to the reduction in force, which the company currently estimates will be about $3 million.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements in this news release regarding anticipated reductions in quarterly operating expenses and estimated accounting charges are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and should be read with the “Risk Factors” in Actel’s most recent Form 10-Q, which can be found on Actel’s web site, www.actel.com. Actel’s quarterly operating results are subject to a multitude of risks, including general economic conditions and a variety of risks specific to Actel or characteristic of the semiconductor industry, such as fluctuating demand, intense competition, rapid technological change and related intellectual property and international trade issues, wafer and other supply shortages, and booking and shipment uncertainties. Risk factors that make it difficult for us to estimate accounting charges include the amount and timing of modifications to previously awarded stock-based compensation and fluctuations in the price of Actel Common Stock. These and the other Risk Factors make it difficult for Actel to accurately project quarterly operating results and accounting charges, and could cause actual results to differ materially from those projected in the forward-looking statements. Any failure to meet expectations could cause the price of Actel’s stock to decline significantly. We do not assume, and expressly disclaim, any duty to update the forward-looking statements or risk factors.

About Actel

Actel is the leader in low-power and mixed-signal FPGAs, offering the most comprehensive portfolio of system and power management solutions. Power Matters. Learn more at www.actel.com.

Editor’s Note: The Actel name and logo are trademarks of Actel Corporation.